Exhibit 7
PLEDGE AGREEMENT
THIS PLEDGE AGREEMENT (this “Pledge Agreement”) dated as of April 30, 2010 is by and among 2020 Energy, LLC, an Arizona limited liability company (the “Pledgor”) and the parties identified as “Secured Parties” on the signature pages hereto and such other parties as may become Secured Parties hereunder after the date hereof (individually a “Secured Party,” and collectively the “Secured Parties”).
WHEREAS, New Generation Biofuels Holdings, Inc., a Florida corporation (the “Company”) has entered into a Note and Warrant Purchase Agreement (as amended, modified, supplemented and extended from time to time, the “Purchase Agreement”) dated as of the date hereof among the Company and the Secured Parties, as Purchasers;
WHEREAS, this Pledge Agreement secures the obligations of the Company to repay the Notes (as defined in the Purchase Agreement) as contemplated by Section 1.3 of the Purchase Agreement.
NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Definitions.
(a) Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Purchase Agreement and the Notes.
(b) As used herein, the following terms shall have the meanings assigned thereto in the Uniform Commercial Code in effect in the State of New York on the date hereof: Accession, Financial Asset, Proceeds and Security.
(c) As used herein, the following terms shall have the meanings set forth below:
“Pledged Shares” has the meaning provided in Section 2 hereof.
“Secured Obligations” means, without duplication, all of the obligations of the Company to pay amounts due under the Notes.
“UCC” means the Uniform Commercial Code.
2. Pledge and Grant of Security Interest. To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations, the Pledgor hereby grants, pledges and assigns to each Secured Party a continuing security interest in any and all right, title and interest of the Pledgor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter:

One hundred percent (100%) (or, if less, the full amount owned by the Pledgor) of the number of shares specified on Schedule 1 attached hereto of issued and outstanding capital stock of the Company owned by the Pledgor, together with the certificates (or other agreements or instruments), if any, representing such capital stock, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with all Proceeds of any and all of the foregoing, the “Pledged Shares”), including, but not limited to, the following:
(a) all dividends and distributions on any of the Pledged Shares, including all shares, securities, membership interests or other equity interests representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares; and
(b) without affecting the obligations of the Pledgor under any provision prohibiting such action hereunder or under the Purchase Agreement, in the event of any consolidation or merger involving the Company in which the Company is not the surviving entity, all capital stock of the successor entity formed by or resulting from such consolidation or merger.
3. Financing Statements. The Pledgor authorizes the Secured Parties to file one or more financing statements or continuation statements, and amendments thereto, disclosing the Secured Parties’ security interest in the Pledged Shares. The Pledgor agrees to execute and deliver to the Secured Parties such financing statements and other filings as may be reasonably requested by any Secured Party in order to perfect and protect the security interest created hereby in the Pledged Shares. When the Secured Obligations are paid in full, the Secured Parties agree to promptly file termination statements to release the security interest. If the termination statements are not filed within thirty calendar days of the date of full payment of the Secured Obligations, the Secured Parties authorize the Pledgor to file termination statements to release the security interest.
4. Security Interest Absolute, Unconditional, Irrevocable. This Pledge Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of security interest, and shall remain in full force and effect until the all Secured Obligations have been paid in full.
5. Representations and Warranties. The Pledgor hereby represents and warrants to each Secured Party that:
(a) Organization. The Pledgor is a limited liability company validly existing and in good standing under the laws of the State of Arizona, and has all limited liability company power to conduct its business and to own or hold under lease its assets and properties, and to execute and deliver, and to perform all of its obligations under this Pledge Agreement.

(b) Authorization of Pledged Shares. The Pledged Shares are duly authorized and validly issued, are fully paid and nonassessable, and are not subject to the preemptive rights of any Person.
(c) Title. The Pledgor has good and indefeasible title to the Pledged Shares and is the legal and beneficial owner of such Pledged Shares free and clear of any lien. No effective financing statement or other filing similar in effect covering any Pledged Shares is on file in any recording office, except those (i) filed in favor of such Secured Party relating to this Pledge Agreement or (ii) representing liens that have been released and which a duly executed termination statement is on file in any recording office on or prior to the date hereof.
(d) Exercising of Rights. The exercise by the Secured Parties of their rights and remedies hereunder will not violate any law or governmental regulation or any material contractual restriction binding on or affecting the Pledgor or any of its property.
(e) Pledgor’s Authority. Except as may be required by laws affecting the offering and sale of securities, no authorization, approval or action by, and no notice or filing with any governmental authority is required either (i) for the pledge made by the Pledgor or for the granting of the security interest by the Pledgor pursuant to this Pledge Agreement (except as have been already obtained) or (ii) for the exercise by the Secured Parties of their rights and remedies hereunder.
(f) Security Interest/Priority. This Pledge Agreement creates a valid continuing security interest in favor of the Secured Parties in the Pledged Shares. The filing of financing statements as referred to in Section 3 above will perfect and establish the first priority of the Secured Parties’ security interest in the Pledged Shares. Except as set forth in this Section 5(f), no other action is necessary to perfect or otherwise protect such security interest.
(g) Pledgor Name, Location. The jurisdiction in which the Pledgor is located for purposes of Sections 9-301 and 9-307 of the UCC is set forth in Item A of Schedule 5(g) hereto. During the four months preceding the date hereof, the Pledgor has not been known by any legal name different from the one set forth on the signature page hereto, nor has the Pledgor been the subject of any merger or other corporate reorganization, except as set forth in Item B of Schedule 5(g) hereto. The name set forth on the signature page is the true and correct name of the Pledgor. The Pledgor’s federal taxpayer identification number is (and, during the four months preceding the date hereof, the Pledgor has not had a federal taxpayer identification number different from that) set forth in Item C of Schedule 5(g) hereto.
6. Covenants. The Pledgor hereby covenants, that so long as any of the Secured Obligations remains outstanding and until all of the commitments relating thereto have been terminated, the Pledgor shall:
(a) Defense of Title; Restrictions on Liens and Transfers. Warrant and defend title to and ownership of the Pledged Shares at its own expense against the claims and demands of all other parties claiming an interest therein, keep the Pledged Shares free from all liens, except for liens permitted under the Purchase Agreement, and not sell, exchange, transfer, assign, lease or otherwise dispose of Pledged Shares or any interest therein, except as permitted under the Purchase Agreement.

(b) Further Assurances. Promptly execute and deliver at its expense all further instruments and documents and take all further action that may be necessary and desirable or that each Secured Party may reasonably request in order to (i) perfect and protect the security interest created hereby in the Pledged Shares; and (ii) enable each Secured Party to exercise and enforce its rights and remedies hereunder in respect of the Pledged Shares.
7. Actions by the Secured Parties.
(a) Actions in lieu of Pledgor. On failure of the Pledgor to perform any of the covenants and agreements contained herein, the Secured Parties may, at their sole option and in their sole discretion, perform the same. No such performance of any covenant or agreement by the Secured Parties on behalf of the Pledgor shall relieve the Pledgor of any default under the terms of this Pledge Agreement.
(b) Actions by Majority. In taking any action hereunder, the Secured Parties shall act collectively and not individually, and any action approved by the Secured Parties holding a majority of the Secured Obligations shall be deemed the action of the Secured Parties.
8. Remedies.
(a) General Remedies. Upon the occurrence of an Event of Default under the Notes (a “Specified Event”) and during the continuation thereof, the Secured Parties shall have, in addition to the rights and remedies provided herein, in any other documents relating to the Secured Obligations, or by law (including, without limitation, levy of attachment and garnishment), the rights and remedies of each secured party under the UCC of the jurisdiction applicable to the affected Pledged Shares; provided that the Secured Parties shall not exercise any remedies in this Section 8 until after August 3, 2010. The Secured Parties shall have no further recourse against the Pledgor other than the rights specified herein with respect to the Pledged Shares.
(b) Sale of Pledged Shares. Upon the occurrence of a Specified Event and during the continuation thereof, without limiting the generality of this Section 8, the Secured Parties may, in their sole discretion and without notice except as specified below, sell or otherwise dispose of or realize upon the Pledged Shares, or any part thereof, at public or private sale, at any exchange or broker’s board or elsewhere, at such price or prices and on such other terms as may be commercially reasonable, for cash, credit or for future delivery or otherwise in accordance with applicable law. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least 10 business days prior notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. To the extent permitted by law, any holder of the Secured Obligations may in such event, bid for the purchase of such securities. The Secured Parties shall not be obligated to make any sale of Pledged Shares regardless of notice of sale having been given. Subject to applicable law, the Secured Parties may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(c) Private Sale. Upon the occurrence of a Specified Event and during the continuation thereof, the Pledgor recognizes that the Secured Parties may deem it impracticable to effect a public sale of all or any part of the Pledged Shares or any of the securities constituting Pledged Shares and that the Secured Parties may therefore determine to make one or more private sales of any such Pledged Shares to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such Pledged Shares for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges that any such private sale may be at prices and on terms less favorable to the Pledgor than the prices and other terms that might have been obtained at a public sale and, notwithstanding the foregoing, agrees that the Secured Parties shall have no obligation to delay sale of any such Pledged Shares for the period of time necessary to permit the Company to register such Pledged Shares for public sale under applicable securities laws. The Pledgor further acknowledges and agrees that any offer to sell such Pledged Shares that has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such offer may be advertised without prior registration under the applicable securities laws), or (ii) made privately in the manner described above shall be deemed to involve a “public sale” under the UCC, notwithstanding that such sale may not constitute a “public offering” under the applicable securities laws, and the Secured Parties may in such event jointly or severally bid for the purchase of such Pledged Shares.
(d) Surplus. Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be promptly returned to the Pledgor or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.
9. Rights of the Secured Parties.
(a) Power of Attorney. In addition to other powers of attorney contained herein, the Pledgor hereby designates and appoints the Secured Parties, and their designees or agents, as attorney-in-fact of the Pledgor, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuation of a Specified Event:
(i) to demand, collect, settle, compromise and adjust, and give discharges and releases concerning the Pledged Shares;
(ii) to commence and prosecute any actions at any court for the purposes of collecting any of the Pledged Shares from any third party and enforcing any other right in respect thereof;
(iii) to defend, settle or compromise any action brought by a third party and, in connection therewith, give discharge or releases in connection therewith;
(iv) to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Pledged Shares;

(v) to direct any parties liable for any payment in connection with any of the Pledged Shares to make payment of any and all monies due and to become due thereunder directly to the Secured Parties;
(vi) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Pledged Shares;
(vii) to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Pledged Shares;
(viii) to execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, security and pledge agreements, affidavits, notices and other agreements, instruments and documents that may reasonably be requested by the Secured Parties in order to perfect and maintain the security interests and liens granted in this Pledge Agreement and in order to fully consummate all of the transactions contemplated therein;
(ix) to exchange any of the Pledged Shares upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Pledged Shares with any committee, depository, transfer agent, registrar or other designated agency; and
(x) to sign an instrument in writing sanctioning the transfer of any or all of the Pledged Shares into the name of any transferee to whom the Pledged Shares or any part thereof may be sold pursuant to Section 8 hereof.
This power of attorney is a power coupled with an interest and shall be irrevocable for so long as any of the Secured Obligations shall remain outstanding and until all of the commitments relating thereto shall have been terminated. The Secured Parties shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Secured Parties in this Pledge Agreement, and shall not be liable for any failure to do so or any delay in doing so. The Secured Parties shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on the Secured Parties solely to protect, preserve and realize upon their security interest in the Pledged Shares.
(b) Assignment by the Secured Parties. Each Secured Party may from time to time assign its Secured Obligations or any portion thereof and/or its interest in the Pledged Shares and any portion thereof, and the assignee shall be entitled to all of the rights and remedies of such Secured Party under this Pledge Agreement in relation thereto. If any Secured Party assigns the Note, the Secured Party shall promptly provide notice of the assignment to the Pledgor.

(c) Voting Rights in Respect of the Pledged Shares.
(i) So long as no Specified Event shall have occurred and be continuing, the Pledgor may exercise any and all voting and other consensual rights pertaining to the Pledged Shares or any part thereof for any purpose not inconsistent with the terms of this Pledge Agreement; and
(ii) Upon the occurrence and during the continuance of a Specified Event, all rights of the Pledgor to exercise the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to paragraph (i) of this subsection shall cease and all such rights shall thereupon become vested in the Secured Parties, which shall then have the right to exercise such voting and other consensual rights.
(d) Dividend Rights in Respect of the Pledged Shares. Subject to Section 2(a) hereof, the Pledgor may receive and retain any and all dividends and interest paid in respect of the Pledged Shares.
(e) Release of Pledged Shares. The Secured Parties may release any of the Pledged Shares from this Pledge Agreement without altering, varying or diminishing in any way the force, effect, lien, pledge or security interest of this Pledge Agreement as to any Pledged Shares not expressly released. The Secured Parties shall release the Pledged Shares from this Pledge Agreement on a pro-rata basis to the extent the Notes are converted to Conversion Stock.
10. Application of Proceeds. Upon the occurrence and during the continuation of a Specified Event, any payments in respect of the Secured Obligations and any proceeds of the Pledged Shares, when received by the Secured Parties in cash or its equivalent, will be applied in reduction of the Secured Obligations. Notwithstanding this Section 10, the Secured Parties shall have no further recourse against the Pledgor other than the rights specified herein with respect to the Pledged Shares.
11. Continuing Agreement.
(a) This Pledge Agreement shall be a continuing agreement in every respect and shall remain in full force and effect so long as any of the Secured Obligations remains outstanding and until all of the commitments relating thereto have been terminated. Upon such payment and termination, this Pledge Agreement shall be automatically terminated and each Secured Party shall, upon the request and at the expense of the Pledgor, forthwith release all of its liens and security interests hereunder, deliver to the Pledgor all certificates representing the Pledged Shares and all other certificates and instruments constituting Pledged Shares and authorize, execute and deliver all UCC termination statements and/or other documents reasonably requested by the Pledgor evidencing such termination. Notwithstanding the foregoing, all releases and indemnities provided hereunder shall survive termination of this Pledge Agreement.
(b) This Pledge Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by each Secured Party or any holder of the Secured Obligations as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made.

12. Amendments and Waivers. This Pledge Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except by written consent of the Pledgor and the holders of at least 51% of the Notes constituting the Secured Obligations; provided, however, that no amendment or waiver which uniquely or adversely affects any Secured Party shall be binding upon such Secured Party without his, her or its prior written consent.
13. Successors in Interest. This Pledge Agreement shall create a continuing security interest in the Pledged Shares and shall be binding upon the Pledgor, its successors and assigns, and shall inure, together with the rights and remedies of the Secured Parties hereunder, to the benefit of each Secured Party and its successors and permitted assigns; provided, however, that the Pledgor may not assign its rights or delegate its duties hereunder without the prior written consent of the requisite Purchasers under the Purchase Agreement. To the fullest extent permitted by law, the Pledgor hereby releases the Secured Parties and the holders of the Secured Obligations, and their respective successors and assigns, from any liability for any act or omission relating to this Pledge Agreement or the Pledged Shares, except for any liability arising from the gross negligence or willful misconduct of such Secured Party or such holder, or their respective officers, employees or agents.
14. Notices. All notices required or permitted to be given under this Pledge Agreement shall be given as follows:
If to the Secured Parties, as provided in Section 6.7 of the Purchase Agreement;
If to 2020 Energy:
2020 Energy, LLC
c/o Abraham Jacobi
42-11 Northern Boulevard
Long Island City, NY 11101
Phone: (917) 715-2403
Fax: (718) 707-9560
With a copy to:
Joel I. Frank, Esq.
Siller Wilk LLP
675 Third Avenue
New York, NY 10017
Phone: (212) 981-2306
Fax: (212) 752-6380

15. Counterparts. This Pledge Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Pledge Agreement to produce or account for more than one such counterpart.
16. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Pledge Agreement.
17. Governing Law. This Pledge Agreement shall be governed by and construed under and in accordance with the laws of the State of New York.
18. Severability. If any provision of this Pledge Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.
19. Entirety. This Pledge Agreement and the other documents relating to the Secured Obligations represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, or the transactions contemplated therein.
20. Survival. All representations and warranties of the Pledgor hereunder shall survive the execution and delivery of this Pledge Agreement and the other documents relating to the Secured Obligations, the delivery of the Notes and the extension of credit thereunder or in connection therewith.
21. No Waiver; Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
[SIGNATURE PAGES IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto have executed this Pledge Agreement as of the date first written above.

PLEDGOR: 2020 ENERGY, LLC
By:	/s/ Abraham Jacobi
	Name:	Abraham Jacobi
	Title:	Sole Member

SECURED PARTIES:
/s/ David L. Frydrych
(Name of Individual or Entity)

By:
Name:
Title:
Address:

Porter Partners, L.P. (Name of Individual or Entity)
By:	/s/ Jeffrey H. Porter
	Name:	Jeffrey H. Porter
	Title:	General Partner
Address:

Schedule 1
Pledged Shares

Certificate
Number of Shares	Number
1,230,000

Schedule 5(g)
Item A. Location of Pledgor:

Pledgor:	Location for purposes of UCC:

2020 Energy, LLC	2600 North Central Avenue
Phoenix, Arizona 85004
Item B. Merger or other corporate reorganization.

Pledgor:	Merger or other corporate reorganization:

N/A	N/A
Item C. Taxpayer ID numbers.

Pledgor:	Taxpayer ID numbers: